Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         EQUIVEST REINCORPORATION, INC.


                  EQUIVEST REINCORPORATION, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

                  (1) The name of the Corporation is Equivest Reincorporation, Inc. The original Certificate of Incorporation was filed on December 1, 1998. The name under which the Corporation was originally incorporated was also "Equivest Reincorporation, Inc."

                  (2) This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Certificate of Incorporation of the Corporation.

                  (3) Pursuant to Sections 245 and 253(b) of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:


                                   ARTICLE I.

                                 Name of Company

                  The name of this corporation shall be EQUIVEST FINANCE, INC. (the "Corporation").


                                   ARTICLE II.

                           General Nature of Business

                  The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Delaware.


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                                  ARTICLE III.

                                 Capitalization

                  The amount of the authorized capital stock of the Corporation shall be as follows:

                  A. 50,000,000 shares of common stock at a par value of $.01 per share and

                  B. 1,000,000 shares of preferred stock at a par value of $3.00 per share. The Board of Directors is vested with authority to divide the authorized preferred stock into one or more series of such shares and to fix and determine the relative rights and preferences of any such series. A series of such shares may, among other matters, establish (i) the number of preferred shares to constitute such series and the distinct designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) the liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation; and (iv) voting rights, if any. The Board of Directors, without the approval of the Corporation's shareholders, has the power to authorize the issuance of preferred stock with voting and conversion rights which could adversely affect the voting power of the common stock (the "Common Stock").

                  Pursuant to the authority conferred upon the Board of Directors under this Article, there is hereby established a series of authorized preferred stock of the Corporation having a par value of $3.00 per share (the "Preferred Stock"), which series shall be designated as Series 2 Class A Preferred Stock (the "Series 2 Preferred Stock") and shall consist of fifteen thousand (15,000) shares.

                  The relative rights and preferences of the shares of the Series 2 Preferred Stock of the Corporation shall be as follows:

                  a. Rank. The Series 2 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all other series and classes of capital stock of the Corporation, whether such series and classes are now existing or are created in the future.

                  b. Dividends. (1) The holders of the shares of Series 2 Preferred Stock shall be entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor, provided, that no dividends shall be declared with respect to the Series 2 Preferred Stock except as required by subparagraph b(4)(b) or b(5) hereof. Such dividends shall be paid at the Corporation's discretion (i) in cash, (ii) by the issuance of that number of whole shares of Common Stock computed by dividing the amount of the dividend by the market price applicable to such dividend or (iii) by the issuance of that number of whole shares of Series 2 Preferred Stock at the Liquidation

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         Value (as defined hereafter). For the purposes of this Section b,
         "market price" shall mean (i) the average of the daily closing sale prices of the Common Stock for a period of the last ten (10) consecutive trading days preceding the date of calculating the market price, if available, or (ii) the average of the daily closing bid and asked prices of the Common Stock for a period of the last ten (10) consecutive trading days preceding the date of calculating the market price. The closing price for each trading day shall be for any period during which the Common Stock shall be listed for trading on a national securities exchange, the last reported price per share of the Common Stock as reported by the primary stock exchange or the NASDAQ Stock Market, if the Common Stock is quoted on the NASDAQ Stock Market. Such dividends shall be paid to the holders of record of the Series 2 Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 60 nor less than 10 days prior to the respective dividend payment date.

         (2) All dividends paid with respect to shares of Series 2 Preferred Stock pursuant to paragraph b(1) shall be paid pro-rata to the holders entitled thereto.

         (3) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series 2 Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder; provided, however, that nothing herein contained shall in any way or under any circumstances, except as expressly described herein, be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the Series 2 Preferred Stock at any time, whether permitted by any of such agreements or not.

         (4)(a) Holders of shares of the Series 2 Preferred Stock shall be entitled to receive the dividends provided for in paragraph b(1) hereof in preference to and in priority over any dividends upon the Common Stock.

                  (b) So long as any shares of the Series 2 Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Common Stock or on any other capital stock of the Corporation ranking junior to the Series 2 Preferred Stock or any warrants, rights, calls or options exercisable for the Common Stock or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Common Stock to the holders of such stock), and shall not permit any corporation or other entity directly

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                  or indirectly controlled by the Corporation to purchase any of the Common Stock or any warrants, rights, calls or options exercisable for the Common Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all dividends accrued on the Series 2 Preferred Stock but unpaid through the most recent "dividend payment date" as defined in subparagraph b(5) hereof have been paid or set apart for payment.

         (5) From and after the date of the issuance of shares of Series 2 Preferred Stock, holders of the shares of the Series 2 Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, in addition to the dividends required pursuant to subparagraph b(4)(b) hereof, cumulative dividends at the annual rate of $60 per share, in equal (except for the first such dividend amount) quarterly payments on March 31, June 30, September 30 and December 31 (each of such dates being a "dividend payment date") in each year with respect to the three month period ending on the last day of the month in which the dividend payment date occurs. Each of such quarterly dividends shall be fully cumulative and shall accrue (whether or not declared), without interest, from the first day of the three-month period in which such dividend may be payable as herein provided, except that, with respect to the first quarterly dividend, such dividend shall accrue from the date of issuance of such shares of Series 2 Preferred Stock.

         (6) Subject to the foregoing provisions of this Section b, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on the Common Stock and may purchase or otherwise redeem any warrants, rights or options exercisable for Common Stock, and the holders of the shares of the Series 2 Preferred Stock shall not be entitled to share therein.

                  c. Liquidation Preference. (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series 2 Preferred Stock then outstanding shall be entitled to be paid ratably out of the assets of the Corporation available for distribution to its stockholders after the payment or provision for any payment of amounts due to holders of securities ranking senior to the Series 2 Preferred Stock an aggregate amount in cash equal to $1,000 per share (the "Liquidation Value"), plus all accrued and unpaid dividends, whether or not such accrued and unpaid dividends have been declared by the Board of Directors of the Corporation, before any payment shall be made or any assets distributed to the holders of the Common Stock.

         (2) For the purposes of this Section c, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any substantial part of the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more corporations shall be deemed to be a liquidation,

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         dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation for purposes of determining the relative amounts of consideration to be paid to the holders of any class of capital stock of the Corporation.

                  d. Voting Rights. For all the shares of Series 2 Preferred Stock held, the holders thereof shall in the aggregate be entitled to that number of votes which is equal to twenty percent (20%) of the total number of votes of the Corporation, taking into account shares of Common Stock and any other series and classes of capital stock of the Corporation, whether such series and classes are now existing or are created in the future, on all matters presented to the stockholders of the Corporation for their vote. Except as otherwise provided by law or the Certificate of Incorporation of the Corporation, as amended hereby and as hereafter amended from time to time, the holders of Series 2 Preferred Stock shall vote with the holders of the outstanding Common Stock and any other series or class of capital stock entitled to vote on such matter and not as a separate class or series.

         (1) So long as any shares of the Series 2 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 662/3% of the shares of Series 2 Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Statement establishing the Series 2 Preferred Stock or the Certificate of Incorporation, as amended, of the Corporation, or authorize any reclassification of the Series 2 Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series 2 Preferred Stock, or authorize any capital stock of the Corporation ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, prior to the Series 2 Preferred Stock.

         (2) So long as any shares of the Series 2 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of stockholders of at least 662/3% in voting power of shares of the Series 2 Preferred Stock then outstanding, increase the authorized number of shares of Series 2 Preferred Stock or create, or increase the authorized number of shares of, any other class of capital stock of the Corporation ranking on a parity with the Series 2 Preferred Stock either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

         (3) No consent of holders of the Series 2 Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation or (ii) the issuance or any Common Stock of the Corporation.


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                  e. Redemption. (1) The Corporation may, at its option, redeem shares of Series 2 Preferred Stock issued at any time after the seventh anniversary of the issuance of the Series 2 Preferred Stock in accordance with this Section e. To effect such redemption, the Corporation shall pay a sum in cash equal to the Liquidation Value (the "Redemption Price"). The date fixed for redemption as provided in this Section e(1) is referred to herein as the "Redemption Date."

         (2) Not less than thirty (30) nor more than ninety (90) days before the Redemption Date, written notice (the "Redemption Notice") shall be given by mail, postage prepaid, to the holders of record of Series 2 Preferred Stock to be redeemed at their respective address as shown on the records of the Corporation, specifying the number of shares of Series 2 Preferred Stock to be redeemed, the Redemption Price, the place and date of such redemption and the name and address of the Corporation's transfer agent for the Series 2 Preferred Stock. The Redemption Price for the shares of Series 2 Preferred Stock to be redeemed shall be paid on or after the Redemption Date, upon surrender of the certificate of certificates evidencing such shares. If the Redemption Notice shall have been duly given and if on or before the Redemption Date the funds necessary for redemption shall have been set aside so as to be available therefor, then, notwithstanding that any certificate evidencing shares of Series 2 Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on the Redemption Date, the shares of Series 2 Preferred Stock shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall cease after the close of business on the Redemption Date, except for the right of the holders thereof to receive upon presentation of the certificate or certificates evidencing shares so called for redemption, the Redemption Price therefor, payable to or on the order of the person whose name appears on such certificates or certificates as the owner thereof, without interest thereon.

         (3) If the funds of the Corporation legally available for redemption are insufficient to redeem the total number of shares of Series 2 Preferred Stock and other shares of any other series of redeemable preferred stock to be redeemed on any Redemption Date, the funds that are legally available shall be used to redeem shares of Series 2 Preferred Stock and all shares of any such other series to be redeemed on such date on a pro rata basis among the holders of such shares in proportion to the number of shares then held by such holders.

                  f. Notice. The holders of shares of the Series 2 Preferred Stock shall receive notice not less than thirty (30) days before the occurrence of any of the following: (i) the declaration of any record date; and (ii) any meeting of the holders of shares of the Common Stock called by the Corporations' Board of Directors (which notice must set forth in reasonable detail the business to be transacted at such meeting).


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                                   ARTICLE IV.

                               Corporate Existence

                  This Corporation shall have perpetual existence unless sooner dissolved according to law.

                                   ARTICLE V.

                               Number of Directors

                  The number of directors of this Corporation shall be at least one (1).


                                   ARTICLE VI.

                     Registered Office and Registered Agent

                  The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.


                                  ARTICLE VII.

                           Denial of Preemptive Rights

                  No shareholders of the Corporation shall have a preemptive right because of his shareholding to have first offered to him any part of any of the presently authorized shares of this Corporation hereafter issued, optioned or sold, or any part of any debenture, bonds, notes, or securities of this Corporation convertible into shares hereafter issued, optioned, or sold by this Corporation. This provision shall operate to defeat rights in all shares and classes of shares not authorized and in all debentures, bonds, notes, or securities of the Corporation which may be convertible into shares, and also to defeat preemptive right in any and all shares and classes of shares and securities convertible into shares which this Corporation may be hereafter authorized to issue by any amended certificate duly filed. Thus, any and all of the shares of this Corporation presently authorized, and any and all debentures, bonds, notes or securities of this Corporation convertible into shares and any and all of the shares of this Corporation which may hereafter be authorized, any at any time be issued, optioned, and contracted for sale, and/or sold and disposed of by direction of the Board of Directors of the Corporation to such persons, and upon such terms and conditions as may to the Board of Directors seem proper and advisable, without first offering the said shares or securities or any part thereof to existing shareholders.

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                  IN WITNESS WHEREOF, said Equivest Reincorporation, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Richard C. Breeden, its Chairman and Chief Executive Officer this 3rd day of December, 1998.


                               EQUIVEST REINCORPORATION, INC.


                               By         /s/ Richard C. Breeden
                                   -------------------------------------------
                                   Name:  Richard C. Breeden
                                   Title: Chairman and Chief Executive Officer





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